As filed with the Securities and Exchange Commission on May 13, 2002.

                                                     Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      THE MAJOR AUTOMOTIVE COMPANIES, INC.
               (Exact name of issuer as specified in its charter)

             NEVADA                                               11-3292094
    (State or other jurisdic-                                  (I.R.S. Employer
      tion of incorporation                                   Identification No.)
         or organization)

                            43-40 NORTHERN BOULEVARD
                        LONG ISLAND CITY, NEW YORK 11101
                    (Address of principal executive offices)


                     CONSULTING AGREEMENT AND MUTUAL RELEASE
                   AND SETTLEMENT AGREEMENT WITH RONALD SHAPSS
                            (Full title of the plan)


                                  BRUCE BENDELL
    CHAIRMAN, CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHIEF OPERATING OFFICER
                      THE MAJOR AUTOMOTIVE COMPANIES, INC.
                            43-40 NORTHERN BOULEVARD
                        LONG ISLAND CITY, NEW YORK 11101
                                 (718) 937-3700
                      (Name, address and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                              Murray L. Skala, Esq.
           Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP
                              750 Lexington Avenue
                            New York, New York 10022

        Approximate date of commencement of proposed sale to the public:
                           FROM TIME TO TIME AFTER THE
                    REGISTRATION STATEMENT BECOMES EFFECTIVE.

                         CALCULATION OF REGISTRATION FEE


                                          PROPOSED     PROPOSED
 TITLE OF EACH CLASS     AMOUNT TO BE     OFFERING    AGGREGATE    AMOUNT OF
 OF SECURITIES BEING      REGISTERED     PRICE PER     OFFERING   REGISTRATION
      REGISTERED                        SECURITY (1)   PRICE(1)     FEE (1)
--------------------------------------------------------------------------------
Common Stock, par
value $.01 per share   225,000 Shares   $1.425(2)   $320,625     $30.00


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

(2) Represents the average of the high and low sales prices of the Common Stock for May 9, 2002 as reported by the Nasdaq National Market.

                      THE MAJOR AUTOMOTIVE COMPANIES, INC.

                         225,000 SHARES OF COMMON STOCK


      This prospectus covers 225,000 shares of common stock, par value $.01 per share, for sale by our shareholders. Our common stock is traded on the Nasdaq National Market System under the symbol "MAJR." On May 9, 2002, the last reported sales price of the common stock was $1.40.





                    SEE "RISK FACTORS" BEGINNING ON PAGE 4
                         FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.





          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS May 13, 2002

      In this prospectus, references to the "Company," "Major," "we,""us" and "our" refer to The Major Automotive Companies, Inc.



                                    TABLE OF CONTENTS

                                                                          Page

Prospectus Summary....................................................     3
Risk Factors..........................................................     4
Disclosure Regarding Forward-Looking Statements.......................    16
Use of Proceeds.......................................................    16
Selling Shareholders..................................................    16
Plan of Distribution..................................................    17
Incorporation of Certain Information by Reference.....................    17
Legal Matters.........................................................    18
Experts...............................................................    18
Disclosure of Commission Position on Indemnification
   for Securities Act Liabilities.....................................    18
Where You Can Find More Information...................................    19

      PROSPECTUS SUMMARY

      All of the information in this summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus, including information under "Risk Factors."

                      THE MAJOR AUTOMOTIVE COMPANIES, INC.


      We were organized in 1995 under the laws of the State of Nevada as Fidelity Holdings, Inc. We changed our name to The Major Automotive Companies, Inc. in 2001. Our executive offices are located at 43-40 Northern Boulevard, Long Island City, New York 11101, and our telephone number is (718) 937-3700.


                                  THE OFFERING


Securities offered                        225,000 shares of common stock

Sellers                                   The shares are being offered by our
                                          shareholders and not by us.

Offering prices                           Prices then available on the Nasdaq
                                          National Market or in individually
                                          negotiated transactions.

Common stock to be outstanding
  after the offering                      9,330,371 shares

Use of proceeds                           We will not receive any proceeds from
                                          the sale of the shares.

Risk factors                              An investment in the shares involves a high
                                          degree of risk.  See "Risk Factors."

Nasdaq National Market
  trading symbol                          "MAJR"

-----------

                                  RISK FACTORS


      The purchase of the shares involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before purchasing the shares, you should consider carefully the general investment risks enumerated elsewhere in this prospectus and the following risk factors, as well as the other information contained in this prospectus.


AUTOMOBILE MANUFACTURERS EXERCISE SIGNIFICANT CONTROL OVER OUR OPERATIONS AND WE ARE DEPENDENT ON THEM TO OPERATE OUR BUSINESS.

      Like other franchised new vehicle dealers, we are significantly dependent upon our relationships with, and the success of, the manufacturers with which we have franchised dealerships. We are also dependent on the manufacturers to provide us with an inventory of new vehicles. The most popular vehicles tend to provide us with the highest profit margin and are the most difficult to obtain from the manufacturers. In order to obtain sufficient quantities of these vehicles, we may be required to purchase a larger number of less desirable makes and models than we would otherwise purchase. Sales of less desirable makes and models may result in lower profit margins than sales of more popular vehicles. If we are unable to obtain sufficient quantities of the most popular makes and models, our profitability may be adversely affected. The Company may become dependent on additional manufacturers in the future as a result of its acquisition strategy and changes in the Company's sales mix.

      As is typical of franchised new vehicle dealers, the success of our franchises depend to a great extent on the success of the respective manufacturers. Our success will, therefore, be linked to many factors affecting the manufacturers such as:

      -     financial condition;

      -     marketing strategy;

      -     vehicle demand;

      -     production capabilities;

      -     management;

      -     events such as labor strikes; and

      - negative publicity, including safety recalls of a particular vehicle model.

      To a certain extent, our dealerships also depend on the manufacturers for sales incentives, warranties and other programs that are intended to promote and support new vehicle sales by our dealerships. Some of these programs include customer rebates on new vehicles, dealer incentives on new vehicles, special financing or leasing terms, warranties on new and used vehicles and sponsorship of used vehicle sales by authorized new vehicle dealers. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a manufacturer's incentive programs could adversely affect our new vehicle sales volume and our profitability.

OUR FRANCHISE AGREEMENTS CONTAIN GEOGRAPHIC AND OTHER RESTRICTIONS WHICH COULD LIMIT OUR FUTURE GROWTH.

      Our franchise agreements with the manufacturers, like those of other franchised new vehicle dealers, do not grant us the exclusive right to sell that manufacturer's vehicles within a given geographical area. Accordingly, a manufacturer could grant another dealer a franchise to start a new dealership or permit an existing dealer to relocate to a geographic location that would be directly competitive with us. Such an event could have a material adverse effect on our business, financial condition and results of operations. Historically, manufacturers have exercised significant control over dealerships through the terms and conditions of the franchise agreements pursuant to which our dealerships operate. These franchise agreements restrict dealerships to specific locations and retain for the manufacturers approval rights over changes in the dealerships' ownership and management. Our ability to expand through the acquisition of new dealerships requires the consent of the manufacturers. To date, our acquisitions have been approved and we have not been materially adversely affected by other limitations imposed by the manufacturers. However, there can be no assurance that in the future we will be able to obtain necessary approvals on acceptable terms or that we will not be materially adversely affected by other limitations.

      The franchise agreements between us and the manufacturers are for fixed terms with no renewal obligation on the part of the manufacturers and permit the manufacturers to terminate the agreements for a variety of causes. Each of these agreements includes provisions for the termination or non-renewal of the manufacturer-dealer relationship for a variety of causes including any unapproved change of ownership or management and other material breaches of the franchise agreement. We believe that we have been and continue to be in material compliance with the terms of our franchise agreements. While none of the manufacturers have terminated or failed to renew our franchise agreements, any such termination or failure to renew could have a material adverse effect on us and our business, financial condition and results of operations.

THE AUTOMOBILE INDUSTRY IS A MATURE INDUSTRY WITH LIMITED GROWTH POTENTIAL IN NEW VEHICLE SALES AND AUTOMOBILE SALES ARE CYCLICAL AND SUBJECT TO DOWNTURNS.

      The United States automobile industry is generally considered to be a mature industry in which minimal growth is expected in unit sales of new vehicles. In addition, the market for automobiles, particularly new vehicles, is subject to substantial cyclical variation and has experienced significant downturns characterized by oversupply and weak demand. Many factors affect the automobile industry, including:

      -     general and local economic conditions;

      -     taxes;

      -     consumer confidence;

      -     interest rates;

      -     credit availability; and

      -     the level of personal discretionary income.

      Although we believe that our access to new and used vehicles over a wide range of price points provides us some measure of stability in a potentially cyclical market, a material decrease in vehicle sales from the historical level of vehicle sales achieved by us would materially adversely affect our business, financial condition and results of operations.

THE AUTOMOTIVE INDUSTRY IS SUBJECT TO SEASONAL VARIATIONS.

      The automobile industry is subject to seasonal variations in revenues. Demand for vehicles is generally lower during the winter months than in other seasons, particularly in regions of the United States which experience potentially severe winters. Accordingly, revenues and operating results may be lower in our first and fourth quarters than in our second and third quarters.

IMPORTED PRODUCTS MAY AFFECT OUR OPERATIONS.

      A portion of our new vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations will be subject to customary risks of importing merchandise, including fluctuations in the value of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and economic conditions in foreign countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which could affect our operations and our ability to purchase imported vehicles and/or parts.

OUR AUTOMOBILE OPERATIONS ARE GEOGRAPHICALLY CONCENTRATED AND SUBJECT TO LOCAL ECONOMIC CONDITIONS.

      All of the dealerships we have acquired are located in the greater New York metropolitan area. As a result, our results of operations will depend substantially on general economic conditions and consumer spending habits and preferences in the New York metropolitan area, as well as various other factors, such as tax rates and applicable state and local regulation. There can be no assurance that we will be able to adequately insulate ourselves from the adverse effects of local or regional economic conditions.

OUR FUTURE OPERATING RESULTS WILL BE DIRECTLY RELATED TO THE AVAILABILITY AND COST OF CAPITAL TO US.

      The principal sources of financing for new and used automobile inventories have historically been lines of credit from commercial lenders and other financial institutions and from cash generated from operations. During 2001, we were notified by Chrysler Financing Company, LLC ("CFC") that it was terminating its financing. Although we successfully replaced CFC, there can be no assurance that we will be able to continue to obtain capital for our current or expanded operations on terms and conditions that are acceptable to us.

      If we choose to pursue growth through the acquisition of additional dealerships, it will require substantial capital. In such case, expansion and new acquisitions may involve cash, the need to incur debt or the need to issue equity securities, which could have a dilutive effect on our then outstanding capital stock. We may seek to obtain funds through borrowings from institutions or by the public or private sale of our securities. There can be no assurance that we will be able to obtain capital to finance our growth on terms and conditions acceptable to us.

RISKS ASSOCIATED WITH EXPANSION MAY HINDER OUR ABILITY TO INCREASE REVENUES AND EARNINGS.

      Our future growth may depend, in part, on our ability to acquire additional automobile dealerships. If we pursue such a strategy of acquiring additional dealerships, we would face risks commonly encountered with growth through acquisitions. These risks include:

      - incurring significantly higher capital expenditures and operating expenses;

      - failing to assimilate the operations and personnel of the acquired dealerships;

      -     disrupting our ongoing business;

      -     dissipating our limited management resources;

      -     failing to maintain uniform standards, controls and policies;

      - impairing relationships with employees and customers as a result of changes in management; and

      - diluting ownership percentages of our current and future shareholders.

      There can be no assurance that we will be successful in overcoming these risks or any other problems encountered with such acquisitions. In addition, acquiring additional dealerships could have a significant impact on our financial condition and could cause substantial fluctuations in our quarterly and annual operating results. Acquisitions could result in significant goodwill and intangible assets, which have to be evaluated on a regular basis for impairment. Should any such impairment exist, the asset will have to be written down to its fair value, which could result in substantial charges to us that would reduce stated earnings, if any.

THERE EXIST RISKS RELATING TO THE FAILURE TO MEET MANUFACTURER CSI SCORES.

      Many manufacturers attempt to measure customers' satisfaction with automobile dealerships through a CSI, or customer satisfaction index, rating system. These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions and participation by a dealership in incentive programs. The dealerships operated by us currently meet or exceed their manufacturers' CSI standards. However, there can be no assurance that either our dealerships or other subsequently acquired dealerships will continue to meet such standards. Moreover, from time to time, the components of the various manufacturer CSI scores have been modified and there is no assurance that such components will not be further modified or replaced by different systems in the future, which make it more difficult for our dealerships to meet such standards.

THE LOSS OF KEY PERSONNEL AND OUR LIMITED MANAGEMENT AND PERSONNEL RESOURCES COULD ADVERSELY AFFECT OUR OPERATIONS AND GROWTH.

      Our future success will depend to a significant extent on key personnel and on the continued services of our senior management and other key personnel, particularly Bruce Bendell, our President, Chief Executive Officer and Chairman of the Board, and his brother, Harold Bendell. The loss of the services of these employees or certain other key employees, are likely have a material adverse effect on our business. Bruce Bendell and Harold Bendell are currently employed at will, subject, in the case of Bruce Bendell, to certain post-employment compensation arrangements in the event of termination prior to June 30, 2004. We do not maintain "key person" life insurance for any of our personnel. Our future success will depend on our continuing ability to attract, retain and motivate other highly skilled employees. Competition for such personnel in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, financial condition and operations may be adversely affected.

POTENTIAL CONFLICTS OF INTEREST BETWEEN US AND OUR MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR FUTURE PERFORMANCE.

      We have entered into, or contemplate that we may enter into, several transactions with our Chief Executive Officer and controlling stockholder, Bruce Bendell, and his brother, Harold Bendell, a senior executive of the Major Dealer Group. Such transactions include the following:

      - In 1996, we acquired Major Fleet from the Bendell brothers. In exchange, the Bendell brothers received (a) shares of our 1996-Major Series of Convertible Preferred Stock, (b) warrants that carry registration rights, which have been exercised, and (c) the right to manage the operations of the Major Dealer Group's vehicle leasing activities pursuant to a management agreement.

      - We acquired Major Auto from Bruce Bendell and Harold Bendell in May 1998. Bruce Bendell and Harold Bendell received shares of our 1997A-Major Automotive Group Series of Preferred Stock in that transaction and Bruce Bendell has a proxy to vote the 50 shares of the 1997A-Major Automotive Group Series of Preferred Stock owned by Harold Bendell for a seven-year period which commenced on January 7, 1998. These shares allow the Bendell brothers to elect a majority of the directors of Major Auto. The Bendell brothers are also parties to a management agreement with Major Auto that gives them control over its day-to-day operations. Should we and the Board of Directors of Major Auto disagree as to a particular course of action, the Board of Directors of Major Auto will be able to take that action over our objection. Conflicts could arise between our Board of Directors and the Board of Directors of Major Auto as to the appropriate course of action to be taken in the future. The management agreement does prohibit certain actions from being taken without the prior approval of our Board of Directors, including: (i) disposition of any of the Major Auto dealerships; (ii) acquisition of new dealerships; and (iii) our incurring liability for Major Auto indebtedness.

      Should either of the Bendell brothers cease managing the dealerships, the management agreement provides that ownership of his 1997A-Major Automotive Group Series of Preferred Stock shares and his management rights under the management agreement will be automatically transferred to the other, and should both brothers cease managing the dealerships for any reason, the shares and management rights will be automatically transferred to a successor manager designated in a successor addendum to each dealership agreement or, failing such designation, to a successor manager designated by us (subject to approval by the applicable manufacturers).

      Moreover, we previously had several purchases of dealerships pending which involved Bruce Bendell and Harold Bendell. Subsequently, we put on hold our plans for growth through acquisition and, accordingly, these purchases have been terminated. However, while we are not seeking dealerships to acquire, if a particularly attractive opportunity should present itself, we would strongly consider an acquisition.

CHANGE OF OUR ACQUISITION GROWTH STRATEGY MAY AFFECT OUR OPERATIONS.

      In the past, our strategy for growth was principally focused on expanding our dealership group through acquisitions of non-performing or underperforming dealerships in the New York metropolitan area. When this strategy was formulated, our stock price was relatively attractive and thus, a key component of the purchase price was our common stock. Since the price of our stock has significantly declined from its levels at the time our acquisition strategy was conceived, the use of payment in the form of our common stock as currency in acquiring automotive dealerships would be extremely dilutive to our shareholders. Additionally, we believe that the current prices being sought for dealerships makes their acquisition unattractive, at this time. Consequently, we have put on hold our plans for growth through acquisition. Instead, we plan to focus on maximizing revenues and profitability in our existing dealerships. There can be no assurance our adoption of such a strategy will not adversely affect our business, financial condition and operations.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES.

      The automobile dealership business is highly competitive. Our competitors include:

      -     automobile dealers;

      -     private sellers of used vehicles;

      -     used vehicle dealers;

      -     other franchised dealers;

      -     service center chains; and

      -     independent service and repair shops.

      Gross profit margins on the sale of new vehicles have been decreasing over the past two decades and the used car market faces increasing competition from independent leasing companies and from used vehicle "superstores" that may have inventories that are larger and more varied than ours. Some of our competitors may be larger, have access to greater financial resources and be capable of operating on smaller gross margins than we do. There can be no assurance that we will continue to compete effectively or that manufacturers will not modify the historical automobile franchise system in a manner that increases competition among dealers or market and sell their vehicles through other distribution channels.

GOVERNMENT REGULATION AND ENVIRONMENTAL REGULATION COMPLIANCE COSTS MAY ADVERSELY AFFECT OUR PROFITABILITY.

      Our operations are subject to various federal, state and local laws and regulations including those relating to local licensing and consumer protection. While we believe that we maintain all requisite licenses and permits and that we are in substantial compliance with all applicable laws and regulations, there can be no assurance that we will be able to continue to maintain all requisite licenses and permits or to comply with applicable laws and regulations, and our failure to do so may have a material adverse effect on our business, financial condition and results of operations. In addition, the adoption of any new laws or regulations and the cost to us of complying with any new laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

      In addition, as with automobile dealerships generally, and parts and service operations in particular, our business involves the use, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as:

      -     motor oil;

      -     waste motor oil and filters;

      -     transmission fluid;

      -     antifreeze;

      -     freon;

      -     waste paint and lacquer thinner;

      -     batteries;

      -     solvents;

      -     lubricants;

      -     degreasing agents; and

      -     gasoline and diesel fuels.

      Accordingly, we are subject to federal, state and local environmental laws governing health, environmental quality, and remediation of contamination at facilities we operate or to which we sends hazardous or toxic substances or wastes for treatment, recycling or disposal. We believe that we are in material compliance with all environmental laws and that such compliance will not have a material adverse effect on our business, financial condition or results of operations. However, environmental laws are complex and subject to frequent change. There can be no assurance that compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmentally hazardous conditions will not require material expenditures by us.

WE FACE RISKS IN OUR INTERNATIONAL OPERATIONS.

      We intend to expand our new and used vehicle purchasing service to foreign markets by establishing relationships with vehicle dealers and strategic partners located in certain foreign markets.

      By expanding our operations to various other countries, we may become subject to laws or treaties that regulate the marketing, distribution and sale of motor vehicles. In addition, the laws of other countries may impose licensing, bonding or similar requirements on us as a condition to doing business therein. In addition, there are certain risks inherent in doing business in international markets, such as:

      -     changes in political conditions;

      -     regulatory requirements;

      -     potentially weaker intellectual property protections;

      -     tariffs and other trade barriers;

      -     fluctuations in currency exchange rates;

      -     potentially adverse tax consequences;

      -     difficulties in managing or overseeing foreign operations;

      - seasonal reductions in business activities during summer months in Europe and other areas; and

      - educating consumers and dealers who may be unfamiliar with the benefits of online marketing and commerce.

      One or more of such factors may have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

WE FACE RISKS IN CONNECTION WITH LEGAL PROCEEDINGS IN WHICH WE ARE INVOLVED.

      We are subject to a number of lawsuits, many of which have been settled. While we believe that we have substantial defenses to the asserted claims and intend to vigorously defend the active suits, judgments against us with respect to the active actions could have a material adverse effect on our financial condition.

WE FACE RISKS ASSOCIATED WITH THE SALE OF AUTOMOBILES OVER THE INTERNET.

      Our Internet vehicle purchasing services compete against a variety of Internet and traditional vehicle purchasing services and automotive brokers. The market for Internet-based commercial services is fairly new, and competition among commercial Web sites is expected to increase significantly in the future. The Internet is characterized by minimal barriers to entry, and new competitors can launch new Web sites at relatively low cost. To compete successfully over the Internet, we must significantly increase awareness of our services and brand name.

      We compete with other entities, which maintain similar commercial Web sites, including:

      -     Autoweb.com;

      -     Autobytel.com;

      -     Carsdirect.com;

      -     Cendant Membership Service, Inc.'s AutoVantage; and

      -     Microsoft Corporation's Carpoint and Stoneage Corporation.

      Some of these recent market entrants may have greater financial, marketing and personnel resources and/or lower overhead or sales costs than the Company. We also compete indirectly against vehicle brokerage firms and affinity programs offered by several companies, including Costco Wholesale Corporation and Wal-Mart Stores, Inc. In addition, our major vehicle manufacturers have their own Web sites and launched online buying services. We also compete with vehicle insurers, lenders and lessors as well as other dealers that are not part of our network. Such companies may already maintain or may introduce Web sites, which compete with ours.

      We cannot assure you that we can compete successfully against current or future competitors, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. In addition, competitive pressures may result in increased marketing costs, decreased Web site traffic or loss of market share or otherwise may materially and adversely affect our business, results of operations and financial condition. Further, there can be no assurance that our strategy will be more effective than the strategies of our competitors.

THE INTERNET INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE.

      Rapid technological developments, evolving industry standards and consumer demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will depend in part on our ability to continually improve the vehicle purchasing experience, the addition of new and useful services and content to our Web site, and the performance, features and reliability of our Web site. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which may adversely affect our business, results of operations and financial condition.

WE COULD FACE LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET AND LIABILITY FOR PRODUCTS SOLD OVER THE INTERNET.

      We could be exposed to liability with respect to third-party information that may be accessible through our Web site, or content and materials that may be posted by consumers through our www.majorworld.com site. Such claims might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that, if any third-party content information provided on our Web site contains errors, consumers could make claims against us for losses incurred in reliance on such information.

      We also may enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from our Web site is shared. Such arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. There can be no assurances that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

      Even to the extent such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information carried on or disseminated through our system could require us to implement measures to reduce our exposure to such liability, which might require the expenditure of substantial resources or limit the attractiveness of our services to consumers, member dealers, automotive-related vendors and others.

      Our general liability insurance and our communications liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS ASSOCIATED WITH SECURITY BREACHES INVOLVING CONFIDENTIAL INFORMATION TRANSMITTED VIA THE INTERNET.

      We rely on technology licensed from third parties that is designed to facilitate the secure transmission of confidential information. Nevertheless, our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly, as a means of conducting commercial transactions. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information (such as personal financial information), security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our insurance does not currently protect against such losses. Any such security breach could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES ASSOCIATED WITH THE INTERNET.

      There are numerous state laws regarding the sale of vehicles. In addition, government authorities may take the position that state or federal insurance licensing laws, motor vehicle dealer laws or related consumer protection or product liability laws apply to aspects of our business. As we introduce new services and expand our operations to other countries, we will need to comply with additional licensing and regulatory requirements.

      A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to:

      -     online content;

      -     user privacy;

      -     taxation;

      -     access charges;

      -     liability for third-party activities; and

      -     jurisdiction.

      Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could, in turn, decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

      The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of e-commerce and as a result have a material adverse effect on our business, results of operations and financial condition.

CONCENTRATION OF VOTING POWER AND ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS MAY REDUCE STOCKHOLDER VALUE IN ANY POTENTIAL CHANGE OF CONTROL OF THE COMPANY.

      Mr. Bruce Bendell is the beneficial owner of approximately 43.7% of our common stock. In addition, our former President and Chief Executive Officer, Mr. Doron Cohen, is the beneficial owner of approximately 5.5% of our common stock. Pursuant to a Separation and Release Agreement with us dated August 8, 2000, Mr. Cohen is required to take all necessary steps to cause all of these shares to be voted in accordance with the recommendation of the majority of our Board of Directors, provided that such majority includes a majority of our non-employee directors. This concentration of voting power may severely limit the ability of other of our stockholders to elect directors or influence other corporate decisions and may, among other things, have the effect of delaying or preventing a change in control of the Company or preventing our stockholders from realizing a premium on the sale of their shares upon an acquisition of the Company.

      Our Board of Directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further action by our stockholders. The rights of holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock. Any future designation and issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of the Company. We are also subject to the provisions of the Nevada Revised Statutes regulating business combinations, takeovers and control share acquisitions, which also might hinder or delay a change in control of us. Anti-takeover provisions that could be included in the preferred stock when designated and issued and the Nevada statutes can have a depressive effect on the market price of our common stock and can prevent our stockholders from realizing a premium on the sale of their shares by discouraging takeover and tender offer bids. In addition, under our dealer agreement with General Motors, we may be at risk of losing the Chevrolet franchise if any person or entity acquires 20% or more of our voting stock without the approval of General Motors.

      Moreover, at our 2000 annual meeting, our Board of Directors and majority of our shareholders approved amendments to our Articles of Incorporation to provide for the classification of our Board of Directors into three classes of directors with staggered terms of office. One class of directors holds office initially for a term expiring at the 2001 annual meeting; a second class of directors holds office initially for a term expiring at the 2002 annual meeting; and a third class of directors holds office initially for a term expiring at the 2003 annual meeting. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting are elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified. This classified board amendment will significantly extend the time required to effect a change in control of our Board of Directors and may discourage hostile takeover bids for us. It will take at least two annual meetings for even a majority of shareholders to effect a change in control of our Board of Directors, because only a minority of the directors will be elected at each meeting. The classified board proposal is designed to assure continuity and stability in our Board of Directors' leadership and policies. Because of the additional time required to change control of our Board of Directors, the classified board amendment tends to perpetuate present management. Without the ability to obtain immediate control of our Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of us. Because the classified board amendment increases the amount of time required for a takeover bidder to obtain control of us without the cooperation of our Board of Directors, even if the takeover bidder were to acquire a majority of our outstanding stock, it tends to discourage certain tender offers, perhaps including some tender offers that shareholders may feel would be in their best interests. The classified board proposal also makes it more difficult for the shareholders to change the composition of our Board of Directors even if the shareholders believe such a change would be desirable.

      Additionally, at our annual meeting in December 2000, our Board of Directors and majority of our shareholders approved amendments to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. The amendment authorized sufficient additional shares of our Common Stock to provide us with the flexibility to make such issuances from time to time for any proper purpose approved by our Board of Directors, including issuances to effect acquisitions or raise capital and issuances in connection with future stock splits or dividends, without the necessity of delaying such activities for further stockholder approval except as may be required in a particular case by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. The amendment, however, could have an anti-takeover effect, although that was not its intention. For example, if we were the subject of a hostile takeover attempt, we could impede the takeover by issuing shares of our Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to us could discourage unsolicited takeover attempts, thereby limiting the opportunity for our stockholders to realize a higher price for their shares than is generally available in the public markets.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

      Future sales of shares of common stock by existing shareholders under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act") or through the exercise of outstanding registration rights or the issuance of shares of our common stock upon the exercise of options or warrants could materially adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of our common stock is available for sale pursuant to certain registration rights and under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of our common stock prevailing from time to time.

      Holders of our outstanding options and warrants are likely to exercise them when, in all likelihood, we can obtain additional capital on terms more favorable than those provided in the options and warrants. Our ability to obtain additional financing may also be adversely affected by our obligation to register shares of common stock under the Securities Act. We have filed registration statements covering the resale of common stock described under "Business - Recent Developments - Financing Transactions." Castle Trust and Management Services Limited, as Trustee under the Millennium I Trust created under that certain Deed of Settlement dated October 2, 1996, has the right (on an unlimited number of occasions) to require us to register all or any portion of the common stock, aggregating 147,784 shares, into which the 125,000 shares of our 1996-Major Series of convertible preferred stock has been converted (the "1996 Demand Shares"). In addition, Bruce Bendell has the right to require us (on an unlimited number of occasions) to register all or any portion of the 22,500 shares of common stock underlying a warrant held by him (the "Warrant Demand Shares"). Further, if we register any shares of common stock, we will have to offer to include the 1996 Demand Shares, the Warrant Demand Shares and the 3,471,111 shares of common stock into which the 1997-MAJOR Series of Convertible Preferred Stock (the "1997 Major Preferred"), issued to Bruce Bendell in the Major Auto Acquisition, was converted. In October 1999, Mr. Bendell converted 400,000 shares of 1997 Major Preferred into 360,000 shares of common stock. In May 2001, he converted an additional 400,000 shares of 1997 Major Preferred into 1,777,778 shares of common stock. In February 2002, Mr. Bendell converted the balance of his 100,000 shares of 1997 Major Preferred stock into 1,333,333 shares of common stock.

WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK.

      We have never paid cash dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on our common stock are subject to the preferences for dividends on our preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.

WE MAY BE SUBJECT TO THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990.

      The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure and documentation related to the market for penny stock and for trades in any stock defined as a penny stock. Unless we can acquire substantial assets and trade at over $5.00 per share on the bid, it is more likely than not that our securities, for some period of time, would be defined under that Act as a "penny stock." As a result, those who trade in our securities may be required to provide additional information related to their fitness to trade our shares. Also, there is the requirement of a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. Further, a broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. These requirements present a substantial burden on any person or brokerage firm who plans to trade our securities and would thereby make it unlikely that any liquid trading market would ever result in our securities while the provisions of this Act might be applicable to those securities.

WE MAY BE SUBJECT TO BLUE SKY COMPLIANCE.

      The trading of penny stock companies may be restricted by the blue sky laws of several states. We are aware that a number of states currently prohibit the unrestricted trading of penny stock companies absent the availability of exemptions, which are in the discretion of the states' securities administrators. The effect of these states' laws would be to limit the trading market, if any, for our shares and to make resale of shares acquired by investors more difficult.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET.

      In November, 2000, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price closing requirement for thirty (30) consecutive trading days and that, if we were unable to demonstrate compliance with this requirement for ten (10) consecutive trading days during the ninety (90) calendar days ending February 20, 2001, our common stock would be de-listed at the opening of business on February 22, 2001. We, however, applied to Nasdaq for a hearing, and the de-listing was stayed during the hearing period. The hearing was held on March 22, 2001. As a result of the hearing, Nasdaq determined to continue listing of our common stock on the Nasdaq National Market provided that on or before May 4, 2001, we demonstrate a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. We received an additional letter from Nasdaq on April 20, 2001 notifying us that we had also not maintained the net tangible assets/market capitalization/total assets and total revenue requirements, and that we had to be in compliance by April 26, 2001. We were granted an exception to this requirement through June 14, 2001. Consequently, in May 2001, in order to comply with all requirements for continued listing, we changed our name to The Major Automotive Companies, Inc. and our trading symbol to MAJR and effected a one (1) for five (5) reverse stock split of our common stock. Subsequently, on May 23, 2001, Nasdaq advised us of compliance with all requirements for continued listing on the Nasdaq National Market.

      On February 14, 2002, we received another letter from Nasdaq advising us that our common stock had not maintained a minimum market value of publicly held traded shares of $5,000,000 and a minimum bid price per share of $1.00. If we were unable to demonstrate a minimum market value of $5,000,000 or more and a bid price of our common stock at $1.00 per share or more for a minimum of ten
(10) consecutive at any time before May 15, 2002, our common stock would have been de-listed. On May 2, 2002, we received notification from Nasdaq indicating that we were in compliance with its rules. Nevertheless, in the event the bid price of our common stock again falls below $1.00 per share, we may become delisted from the Nasdaq National Market. In such event, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares covered by this prospectus.


                              SELLING SHAREHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of May 9, 2002 by the selling shareholder. We believe that the person named in this table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him.

                            AMOUNT AND
                             NATURE OF          SHARES          BENEFICIALLY
NAME OF                     BENEFICIAL        REGISTERED            OWNED
BENEFICIAL OWNER            OWNERSHIP*         FOR SALE          AFTER SALE*
----------------            ----------         --------          -----------

Ronald Shapss               225,000 (1)       225,000 (1)             -0-


-------

* The number of shares of common stock beneficially owned by a person or entity is determined under rules promulgated by the United States Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power. Included among the shares owned by such person are any shares which such person or entity has the right to acquire within 60 days after May 9, 2002. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(1) Includes (i) 175,000 shares issued in the name of and delivered to the selling shareholder (the "First Tranche Shares"), and (ii) 50,000 shares issued in the name of the selling shareholder, but delivered to counsel for the selling shareholder to be held in escrow (the "Second Tranche Shares"), all in accordance with the terms of a Mutual Release and Settlement Agreement by and between a wholly-owned subsidiary of the selling shareholder and the Company. In accordance with such Agreement, the Second Tranche Shares will only be delivered to the selling shareholder upon the occurrence of certain triggering events listed in Sections 2 and 4 of such Agreement. A copy of such Agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

      Except for information in our records and reports filed by the selling shareholder with us, if any, we have no knowledge of whether the selling shareholder owns any other shares of our common stock or options or warrants to purchase shares of our common stock. We believe that the selling shareholder will not own 1% or more of our outstanding shares if he sells all of the shares registered for sale.


                              PLAN OF DISTRIBUTION

      We are registering 225,000 shares of our common stock covered by this prospectus on behalf of the selling shareholder. We will pay the costs and fees of registering our common stock, but the selling shareholder will pay any brokerage commissions, discounts or other expenses relating to his sale of his common stock.

      The selling shareholder may, from time to time, sell all or a portion of his shares of our common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

      In effecting sales, brokers and dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers and dealers may receive commissions, discounts or concessions for their services from the selling shareholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

      The selling shareholder and any broker-dealer or agent involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Act, as amended, and a portion of any proceeds of sale and the broker-dealers' or agents' commissions, discounts, or concessions may be deemed to be underwriters' compensation under the Act.

      In addition to selling his common stock under this prospectus, the selling shareholder may transfer his common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; and the sale of such shares may be made by such transferees in the public securities markets by delivery of this prospectus to the buyers in such transactions.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by us with the Commission are incorporated by reference in this prospectus. Our Commission file number to be used to locate these documents is 0-29182.

            -     Our Annual Report on Form 10-K for the year ended December 31,
                  2001.

            -     Our Current Report on Form 8-K filed on April 5, 2002.

            - The description of our common stock set forth in our registration statement on Form 10-SB filed on March 10, 1997, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                  LEGAL MATTERS

      The legality of the common stock included in this prospectus has been passed upon for us by Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, New York, New York.


                                     EXPERTS

      Our financial statements, incorporated by reference in this prospectus, from our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, have been incorporated herein in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Under the Nevada Revised Statute, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

      We are obligated under our Articles of Incorporation to indemnify any of our present or former directors who served at our request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However with respect to any action by or in the right of our Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance is his or her duties to us, unless otherwise ordered by the relevant court. Our Articles of Incorporation also permit us to indemnify other persons except against gross negligence or willful misconduct.

      We are obligated under our bylaws to indemnify our directors, officers and other persons who have acted as our representatives at our request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless we have received an opinion from independent counsel that such person was not so derelict.

      Our indemnification obligations are broad enough to permit indemnification with respect to liabilities arising under the Act. Insofar as we may otherwise be permitted to indemnify our directors, officers and controlling persons against liabilities arising under the Act or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      The Nevada Revised Statute, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. Our Articles of Incorporation limit director liability to the maximum extent permitted by the Nevada Revised Statute, which presently permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and
(ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in our Articles of Incorporation of this provision, our stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to us and our stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

      We maintain a $5 million liability insurance policy for the benefit of our officers and directors.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, we have and will continue to file reports, proxy statements and other information with the Commission. Reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Room of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our common stock is listed on the Nasdaq National Market and reports and information concerning Major can also be inspected through such exchange. We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

      We will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Such requests should be directed by mail to Mr. Richard Feinstein, Chief Financial Officer, The Major Automotive Companies, Inc., 43-40 Northern Boulevard, Long Island City, New York 11101, or by telephone at (718) 937-3700.

      We have filed with the Commission a registration statement on Form S-8 and all schedules and exhibits thereto under the Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to such registration statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this prospectus. The Registrant's Commission file number to be used to locate these documents is 0-29182.


            - The Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.


            -     The Registrant's Current Report on Form 8-K filed on April 5,
                  2002.


            - The description of the Registrant's common stock set forth in its registration statement on Form 10-SB filed on March 10, 1997, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 7.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under the Nevada Revised Statute, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

      We are obligated under our Articles of Incorporation to indemnify any of our present or former directors who served at our request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However with respect to any action by or in the right of our Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance is his or her duties to us, unless otherwise ordered by the relevant court. Our Articles of Incorporation also permit us to indemnify other persons except against gross negligence or willful misconduct.

      We are obligated under our bylaws to indemnify our directors, officers and other persons who have acted as our representatives at our request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless we have received an opinion from independent counsel that such person was not so derelict.

      Our indemnification obligations are broad enough to permit indemnification with respect to liabilities arising under the Act. Insofar as we may otherwise be permitted to indemnify our directors, officers and controlling persons against liabilities arising under the Act or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      The Nevada Revised Statute, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. Our Articles of Incorporation limit director liability to the maximum extent permitted by the Nevada Revised Statute, which presently permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and
(ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in our Articles of Incorporation of this provision, our stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to us and our stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

      We maintain a $5 million liability insurance policy for the benefit of our officers and directors.

ITEM 8.     EXHIBITS.

Exhibit Number       Description of Exhibit
--------------       ----------------------

4.1*                 February 18, 1997 Consulting Agreement by and between the
                     Registrant and Ronald Shapss Corporate Services, Inc.

4.2* November 5, 2001 Mutual Release and Settlement Agreement by and among the Registrant, Ronald Shapss and Ronald Shapss
                     Corporate Services, Inc.

5*                   Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                     Rhine LLP

23.1*                Consent of BDO Seidman, LLP

23.2*                Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                     Rhine LLP (contained in Exhibit 5)

----------------

*     Filed herewith.

ITEM 9.     UNDERTAKINGS.

      The Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      2. That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      4. That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the shares of common stock offered herein, and the offering of such shares of common stock at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Island City and State of New York on the 13th day of May, 2002.

                                    THE MAJOR AUTOMOTIVE COMPANIES, INC.

                                    By:   /s/ Bruce Bendell
                                          --------------------------------------
                                          Bruce Bendell
                                          Chairman, Chief Executive Officer,
                                           President and Chief Operating Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


       SIGNATURE                        TITLE                       DATE
       ---------                        -----                       ----

/s/ Bruce Bendell                Chairman, Chief                  May 13, 2002
---------------------------
Bruce Bendell                    Executive Officer,
                                 President and Chief
                                 Operating Officer
                                 (Principal Executive
                                 Officer)

/s/ Richard L. Feinstein         Chief Financial Officer          May 13, 2002
---------------------------
Richard L. Feinstein             (Principal Financial and
                                 Accounting Officer)

/s/ Steven Nawi                  Director                         May 13, 2002
---------------------------
Steven Nawi

/s/ Jeffrey Weiner               Director                         May 13, 2002
---------------------------
Jeffrey Weiner

                                 Director                         May 13, 2002
---------------------------
David Edelstein

INDEX TO EXHIBITS

Exhibit Number              Description of Exhibit
--------------              ----------------------

4.1*                  February 18, 1997 Consulting Agreement by and between the
                      Registrant and Ronald Shapss Corporate Services, Inc.

4.2* November 5, 2001 Mutual Release and Settlement Agreement by and among the Registrant, Ronald Shapss and Ronald Shapss
                      Corporate Services, Inc.

5*                    Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                      Rhine LLP

23.1*                 Consent of BDO Seidman, LLP

23.2*                 Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                      Rhine LLP (contained in Exhibit 5)

----------------

*     Filed herewith.